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                                                                       Exhibit A
                          Stanley R. Rawn, Jr., Trustee
                        of the Trust FBO Louis Marx, Jr.
                                U/A Dated 4/11/32
                               645 Madison Avenue
                                   Suite 1010
                            New York, New York 10022


                                                                 July 22, 1996


Louis Marx, Jr.
667 Madison Avenue
New York, New York 10021

Dear Louis:

                  This letter agreement (this "Agreement") will confirm the mutual agreement between Stanley R. Rawn, Jr., in his capacity as Trustee of the Trust FBO Louis Marx, Jr. U/A Dated 4/11/32 ("Seller") and Louis Marx, Jr. ("Purchaser") concerning the sale by Seller to Purchaser of all of Seller's right, title and interest in and to 4,545,455 shares (the "Shares") of the Class A Common Stock, par value $.005 per share, of Packaging Plus Services, Inc., a Nevada corporation ("Packaging Plus"). Pursuant to the terms and conditions of this Agreement, Seller and Purchaser hereby mutually agree as follows:

                  1. Sale. Effective the date hereof, Seller hereby sells, transfers, assigns and conveys to Purchaser and Purchaser hereby purchases from Seller without recourse all of Seller's right, title and interest in and to the Shares for the consideration set forth in Paragraph 2 of this Agreement.





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                  2. Consideration. The aggregate purchase price for the Shares is $500,000.00 ($0.11 per Share) payable in cash (by wire transfer) promptly following the execution hereof by Purchaser.

                  3. Transfer of Beneficial and Record Ownership. Promptly following the execution hereof by Purchaser, Seller will deliver to Purchaser any stock certificates in Seller's possession representing the Shares, accompanied by instruments of transfer duly executed in blank. The Purchaser shall assume all of the benefits and burdens of ownership of the Shares upon the execution of this Agreement on the date hereof, Seller agrees to deliver to Purchaser all dividends, distributions, interest and other proceeds or amounts received by Seller from and after the date hereof in respect of the Shares. Seller hereby renounces any rights which Seller may have had to nominate directors of Packaging Plus or to consent to any action by Packaging Plus.

                  4. Representations and Warranties of Seller. Seller represents and warrants that Seller is transferring the Shares to Purchaser free and clear of all security interests, liens, charges and encumbrances created by Seller.

                  5. Representations and Warranties of Purchaser. Purchaser represents and warrants that:


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                  (a) Purchaser is a sophisticated investor, highly skilled in financial matters and Purchaser has made such inquiry and has obtained such information as he has requested or deemed appropriate concerning the Shares and Packaging Plus. Purchaser acknowledges that his decision to proceed with this transaction is based upon his own analysis of the situation and that, except as expressly set forth in paragraph 4 hereof, no representations or warranties whatsoever (including without limitation as to the value of the Shares) have been made to Purchaser concerning Packaging Plus or the Shares by Seller or by any other person; and

                  (b) Purchaser recognizes that none of the Shares has been registered under the Securities Act of 1933, as amended, and agrees that he will not transfer any of the Shares in the absence of such registration unless such contemplated transfer is exempt from the requirement of such registration. Purchaser agrees that any certificates representing the Shares shall bear on the face thereof a legend reflecting the foregoing restrictions.

                  6. Voting. From and after the date hereof, Seller shall exercise any voting or other rights that Seller may have with respect to the Shares only as directed by Purchaser and, upon Purchaser's request, Seller shall execute and deliver to Purchaser an irrevocable proxy, in substantially the form of Exhibit A hereto, with respect to the Shares.

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                  7. Other Documents. Each party hereto shall at any time, and from time to time, upon the written request of the other party hereto, execute and deliver such further documents, including any required consents or similar instruments, and things as the other party hereto may reasonably request in order to effect the purposes of this Agreement.

                  8. Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by Seller and Purchaser.

                  9. Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning hereof.

                  10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts entered into and to be performed entirely within such State.

                  11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.


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                  If this Agreement meets with your understanding of our mutual agreement, would you please so indicate by signing a copy hereof and returning it to me.


                                          Very truly yours,


                                          Stanley R. Rawn, Jr.,
                                          Trustee of the Trust FBO
                                          Louis Marx, Jr. U/A Dated
                                          4/11/32


                                          By: /s/ Stanley R. Rawn, Jr., Trustee
                                             ----------------------------------
                                                  Stanley R. Rawn, Jr., Trustee


ACCEPTED AND AGREED:


PURCHASER


By: /s/ Louis Marx, Jr.
    --------------------
        Louis Marx, Jr.


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                                                              EXHIBIT A


                                IRREVOCABLE PROXY

                  The undersigned hereby grants to [_________________] an irrevocable proxy pursuant to vote, or to execute and deliver written consents, or otherwise act with respect to 4,545,455 shares (the "Shares") of the Class A Common Stock, par value $.005 per share, of Packaging Plus Services, Inc., a Nevada corporation (the "Corporation"), registered in the name of the undersigned as to which the undersigned is transferring to [_________________] beneficial ownership pursuant to that certain letter agreement of even date herewith by and between the undersigned and [_________________] (the "Letter Agreement"), as fully, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of shareholders of a Delaware corporation. The undersigned hereby affirms that this proxy is given pursuant to the Letter Agreement and as such is coupled with an interest and is irrevocable.

Dated this ___ day of July, 1996.

                                       Stanley R. Rawn, Jr.,
                                       Trustee of the Trust FBO
                                       Louis Marx, Jr. U/A Dated 4/11/32


                                       By:
                                             --------------------------------
                                             Stanley R. Rawn, Jr., Trustee

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